Exhibit 99.1

MINDEN BANCORP, INC. ANNOUNCES
COMPLETION OF SECOND-STEP CONVERSION AND $13.9 MILLION OFFERING

January 4, 2011, Minden, Louisiana – Minden Bancorp, Inc. (OTC Bulletin Board: MDNB), holding company for MBL Bank, announced that it had completed the conversion of MBL Bank from the mutual holding company form of organization to the fully public stock holding company form of organization and the concurrent public stock offering.

As a result of the conversion and offering, the newly formed holding company for MBL Bank, Minden Bancorp, Inc., a Louisiana corporation, became the holding company for MBL Bank, and Minden Mutual Holding Company and existing Minden Bancorp, Inc., a federal corporation, ceased to exist.  As part of the conversion, each share of old Minden Bancorp common stock (other than those owned by Minden Mutual Holding Company and treasury stock) has been converted into the right to receive 1.7427 shares of the newly formed Minden Bancorp common stock.  Shares of the new holding company’s common stock will begin trading on January 5, 2011 on the OTC Bulletin Board under the trading symbol “MDNBD” for a period of 20 trading days.  Thereafter, the trading symbol will be “MDNB.”

A total of 1,394,316 shares of common stock, which is between the midpoint and the maximum of the offering range, were sold in the subscription and community offerings at $10.00 per share.  Included in the 1,394,316 shares sold in the subscription and community offerings, were 55,772 shares purchased by the Minden Bancorp, Inc. Employee Stock Ownership Plan.  Approximately 984,953 additional shares of common stock of new Minden Bancorp will be issued in exchange for shares of old Minden Bancorp.  Cash will be paid in lieu of fractional shares in the exchange, based on the offering price of $10.00 per share.  Total shares outstanding after the stock offering and the exchange are approximately 2,379,269 shares.

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about January 5, 2011.  Shareholders of Minden Bancorp holding shares in street name will receive shares of the new holding company within their accounts.  Shareholders of Minden Bancorp holding shares in certificate form will be mailed a letter of transmittal on or about January 5, 2011, and will receive new stock certificates for their shares of the new holding company’s common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the transfer and exchange agent.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Minden Bancorp. Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to Minden Bancorp.

Minden Bancorp, Inc. is the holding company for MBL Bank, a Louisiana-chartered, FDIC-insured building and loan association headquartered in Minden, Louisiana.  MBL Bank operates from its two full-service banking offices in Webster Parish, Louisiana. Minden Bancorp’s website is http://www.mblminden.com/.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Minden Bancorp and MBL Bank are engaged.

CONTACT:
Jack E. Byrd, Jr., Chairman, President and Chief Executive Officer
Minden Bancorp, Inc.
(318) 371-4156